                                                                    EXHIBIT 99.1


                     [LETTERHEAD OF MID-PENINSULA BANCORP]




For Immediate Release                            For Information Contact
- ---------------------                            -----------------------

  June 6, 1996                                   David L. Kalkbrenner, President
                                                 Carol H. Rowland, CFO
                                                 (415) 323-5150



                           MID-PENINSULA BANCORP AND
                      CUPERTINO NATIONAL BANCORP TO MERGE



PALO ALTO, Calif. -- Mid-Peninsula Bancorp (Nasdaq Bulletin Board: MPBK), Palo Alto, CA and Cupertino National Bancorp (Nasdaq: CUNB), Cupertino, CA announced today the signing of a definitive agreement for a "merger of equals" between the two companies. The merger will result in the formation of the largest multi-bank holding company based in the San Francisco Peninsula/South Bay region, and the third-largest publicly traded independent bank holding company in the San Francisco Bay area, with total assets of approximately $500 million and equity of over $40 million. The resulting entity will be named Greater Bay Bancorp. Mid-Peninsula Bank and Cupertino National Bank & Trust will operate as wholly owned subsidiaries of Greater Bay Bancorp and will focus on serving the greater Bay area, including the Peninsula and South Bay markets, through their seven office locations.

The terms of the agreement provide for Cupertino National Bancorp shareholders to receive .81522 of a share of Mid-Peninsula Bancorp stock for each share of Cupertino National Bancorp in a tax-free exchange to be accounted for as a "pooling-of-interests." As part of the agreement, Mid-Peninsula will list its shares on the Nasdaq National Market System, and, concurrent with closing, will be renamed Greater Bay Bancorp. Following the merger, the shareholders of Mid-Peninsula Bancorp will own approximately 51% of the combined company and the shareholders of Cupertino National Bancorp will own approximately 49% of the combined company, giving effect to all outstanding options.

The transaction is anticipated to be accretive in 1997 to shareholders of both companies, based on reductions in duplicative administrative functions and revenue enhancements resulting from an expanded product line and increased lending capacity. Management of the organizations believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and potential clients.

Greater Bay Bancorp's new Board of Directors will consist of five directors from each company, with Duncan L. Matteson (Chairman of Mid-Peninsula Bancorp) and John M. Gatto (Chairman of Cupertino National Bancorp) serving as co-Chairmen. David L. Kalkbrenner, who will serve as President and Chief Executive Officer of the holding company, will continue as President and Chief Executive Officer of Mid-Peninsula Bank, and C. Donald Allen will remain as Chairman and Chief Executive Officer of Cupertino National Bank & Trust. Steven C. Smith, the Chief Operating Officer of Cupertino National Bancorp, will serve as Chief Operating Officer and Chief Financial Officer of the holding company.

The adoption of the multi-bank holding company format will facilitate the addition of other independent banks to the organization and permits the preservation of the personalized relationship banking philosophy espoused by community banking organizations. "The combination of these two successful institutions presents significant benefits for our clients, employees and shareholders," commented David Kalkbrenner. "This is a rare opportunity to create one of the largest locally based community bank franchises servicing the needs of the business and venture community in the greater Bay area. The complementary nature of our business philosophies, services provided and markets will position our company for continued growth and profitability. The unique fit offered by the services Cupertino National Bank has developed, particularly trust services, will provide the opportunity and resources necessary to expand and enhance the profitability of our core banking business as well as increase opportunities to provide financial services not previously available to our clients. Mid-Peninsula's historical cost-efficiency, combined with the wide breadth of services offered by Cupertino National, will enable the combined organization to provide, on a more cost-effective basis, a wider range of services to an expanded client base."

Cupertino National Bancorp President and Chief Executive Officer Don Allen commented, "The thrust of Cupertino National Bank & Trust has focused on providing specific niche services that fit with its vision of becoming a significant force throughout the Bay Area. The combination of our two banks will preserve this focus and assure that significantly greater resources are available for this effort. As a competitor, we have admired Mid-Peninsula Bank's stellar performance for some time; we look forward to a combined focus on providing the best client services available anywhere. The ability to leverage the investment Cupertino National has made in its Trust and Venture Lending units through the strong client relationships enjoyed by Mid-Peninsula is expected to yield immediate incremental income. Additionally, the combined strength of our organization will enable Cupertino National's Venture Lending unit to compete more aggressively in the technology, life sciences and emerging growth industries, as a result of increased lending limits and additional resources."

In connection with the merger agreement, Mid-Peninsula and Cupertino will grant each other options to purchase up to 19.0% of the outstanding shares of each other's common stock under certain circumstances in the event the transaction is terminated. The merger is expected to be completed in the fourth quarter of 1996, subject to shareholder and regulatory approvals.

Mid-Peninsula Bancorp had $233.0 million in assets, $209.2 million in deposits and $22.0 million in shareholders' equity as of March 31, 1996. Cupertino National Bancorp had $255.0 million in assets, $231.8 million in deposits and $19.4 million in shareholders' equity as of that date.

                                     ####

                          COMBINED SUMMARY FINANCIALS
                 (Dollars in thousands, except per share data)

                                 MARCH 31, 1996


                                                   MPBK           CUNB         COMBINED (1)
                                                 --------       --------       ------------

Total Assets                                     $232,989       $254,960         $487,949
Total Loans                                       136,280        174,505          310,785
Total Deposits                                    209,210        231,830          441,040
Shareholders' Equity                               21,983         19,410           41,393

Equity/Assets                                       9.44%          7.61%            8.48%
Tier I Risk-Based Capital Ratio                    13.33%          9.14%           10.96%
Total Risk-Based Capital Ratio                     14.46%         11.80%           12.60%
Leverage Ratio                                      9.86%          7.50%            8.59%
Non-Performing Assets                                   0          3,422            3,422
Loan Loss Allowance/Non-Performing Loans               NM         90.70%           148.0%

F.D. Common Shares Outstanding (2) (3)          1,886,981      2,223,929        3,699,972 (4)
F.D. Book Value/Share (2) (3)                      $13.55          $9.94           $12.88
Market Capitalization (2) (5)                     $33,375        $25,885              ---

No. of Offices                                          3              4                7
- -----------------------------------------------------

(1) Combined information does not reflect any merger-related expenses
(2) Based on shares outstanding as of May 31, 1996.
(3) Includes all outstanding options.
(4) Reflects exchange ratio of .81522 of a share of Mid-Peninsula Bancorp stock for each share of Cupertino National Bancorp stock.
(5) Based on closing prices as of June 5, 1996.